EXHIBIT 99.1

Mobetize Corp Names Malek Ladki Executive Chairman

BLAINE, Wash., April 15, 2014 (GLOBE NEWSWIRE) -- Mobetize Corp. (OTCBB:MPAY) today announced that Dr. Malek Ladki has been named Executive Chairman. Dr. Ladki had previously served as a member of the Company's advisory board since October 2013.

Dr. Ladki is a highly regarded TMT executive with more than 23 years of experience starting and growing businesses internationally, running global telecom infrastructure projects and holding a variety of senior management roles with network operators and FTSE100 software vendors. He is the founder and Chief Executive Officer of Tonalis Limited which provides sellside and buyside M&A, private placement and strategic advisory services to technology companies across a range of sectors and geographies.

Dr. Ladki is a former managing director in Jersey Telecom. He previously founded Sensustech Limited, a network optimization company that was acquired by Evolved Intelligence, as well as Tactus Limited, an M2M company that was acquired by Telemisis Limited and he was a co-founder of Aethos Communications Systems, a network infrastructure products development company, which was acquired by Logica PLC. He also served as Chief Technology Officer at AlanDick & Company, where he was responsible for all technology strategy, intellectual property and general management of the company's global IT, R&D and product divisions.

Dr. Ladki earned a B.S. degree in Electronics Engineering from the American University of Beirut and a PhD in telecommunications from the University of Liverpool.

"We are pleased to continue our work with Malek. Apart from founding, growing and exiting a number of telecoms and IT products/solutions businesses, he also has been extensively involved in the launch of several first tier telcos in Europe and the US. He is a strategist with broad and deep experience in telecoms, IT, software and hardware development. Malek has added invaluable vision and depth to our board as we focus on growing our Company both organically and through strategic M&A," said Stephen Fowler, President, Mobetize Corp.

About Mobetize Corp.

Mobetize Corp. (MPAY) is a technology leader in mobile commerce payment solutions. The Company's smart solutions platform empowers its customers to increase ARPU and decrease churn while making unsurpassed improvement to customer retention. Mobetize solutions shift existing e-commerce to mobile with unrivaled simplicity, efficiency and cost-effectiveness.

Mobetize's brand-able platform brings mobile devices secure and easy bill management, payments, global airtime recharge, domestic money transfers, international remittances, point-of-sale functionality and numerous other related technologies. Mobetize provides the industry's most complete mobile solutions platform to both telecommunications operators and payment gateways. For more information, visit http://www.mobetize.com.

CONTACT: Stephen Fowler
         Mobetize Corp.
         (206) 347-4515
         sfowler@mobetize.com

         John Nesbett or Jennifer Belodeau
         Institutional Marketing Services (IMS)
         (203) 972-9200
         jnesbett@institutionalms.com